EXHIBIT 99.1

Northern Technologies International Corporation Reports Increased Sales and Earnings for Fiscal 2011

Net Income Increases 51% and Net Sales Increase 36%

MINNEAPOLIS, Nov. 16, 2011 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for fiscal 2011. Highlights of NTIC's financial and operating results include:

  Net income attributable to NTIC increased 51%, to $3,900,120, or $0.89 per diluted common share, for fiscal year ended August 31, 2011 compared to $2,583,756, or $0.61 per diluted common share, for fiscal 2010.

  NTIC's consolidated net sales increased 35.7%, to $13,977,337 during fiscal 2011 compared to fiscal 2010. This increase was primarily a result of increased sales of ZERUST® rust and corrosion inhibiting products and services and sales to NTIC's joint ventures.

  NTIC's consolidated net sales during fiscal 2011 included $3,359,463 of sales made by NTIC's majority-owned subsidiary in Brazil, and of those sales, $997,426 were made to the oil and gas industry sector in Brazil compared to $1,925,819 of sales made by NTIC's majority-owned subsidiary in Brazil during fiscal 2010, including of those sales, $774,928 to the oil and gas industry sector.

  Sales by NTIC's joint ventures increased 40.4% to $119,276,553 in fiscal 2011 compared to $84,973,646 in fiscal 2010.

  During fiscal 2011, NTIC's majority-owned subsidiary in Brazil signed a Phase 2 expanded contract with Petrobras Brasileiro S.A. to supply an additional $2.6 million (BRL$ 4.21 million) in ZERUST® products to help protect several more of Petrobras' off-shore oil production platforms from corrosion damage. It is anticipated that the majority of this contract will be fulfilled during fiscal 2012.

  NTIC was recently awarded a National Science Foundation Small Business Technology Transfer (NSF-STTR) Phase II grant of $500,000 for the development of Advanced Polylactide (PLA) materials for biobased and biodegradable plastic products.

  NTIC was also recently awarded a Department of Defense Small Business Innovation Research (DoD-SBIR) Phase II grant of $500,000 for the development of biobased and marine biodegradable non-plastic bags.

During fiscal 2011, 95.0% of NTIC's consolidated net sales were derived from sales of ZERUST® products and services, which increased 34.2% to $18,542,523 during fiscal 2011 compared to $13,814,101 during fiscal 2010. This increase was primarily due to increased demand primarily as a result of the economic recovery of the domestic manufacturing sector and the addition of new customers, partially offset by decreased pricing due to increased competition.

"Global sales were robust throughout fiscal 2011 and we expect them to remain robust into at least the beginning of fiscal 2012. Nevertheless, we remain cautiously optimistic while we try to discern the impact, if any, of the European sovereign debt crisis and the related ongoing political and financial unrest in Europe on our business and the businesses of our international joint ventures," said G. Patrick Lynch, President and Chief Executive Officer of NTIC.

During fiscal 2011, $984,004, or 5.0%, of NTIC's consolidated net sales were derived from sales of Natur-Tec® products compared to 4.0% during fiscal 2010. Net sales of Natur-Tec® products increased 71.8% to $984,004 during fiscal 2011 compared to $572,663 during fiscal 2010. This increase was primarily due to the addition of new Natur-Tec® distributors on the West Coast of the United States. NTIC anticipates additional revenue in future periods from anticipated sales of film-grade resin compounds to customers in both the North American and European markets, primarily to meet anticipated demand for biodegradable plastic bags that comply with various recently enacted governmental regulations.

NTIC participates in 24 active joint venture arrangements in North America, Europe and Asia. Generally, NTIC consolidates the proportional equity results of its joint ventures. NTIC's equity in income of joint ventures increased 41.3% to $5,536,243 during fiscal 2011 compared to $3,919,084 during fiscal 2010. NTIC recognized fee income for services provided to joint ventures of $6,129,979 during fiscal 2011 compared to $4,690,450 during fiscal 2010, representing an increase of 30.7%. Both increases were due primarily to the 40.4% increase in net sales of NTIC's joint ventures to $119,276,553 in fiscal 2011 compared to $84,973,646 in fiscal 2010.

Mr. Lynch continued, "The majority of our international joint ventures enjoyed continued strong sales growth for our ZERUST® corrosion inhibiting products during fiscal 2011. We are particularly pleased to see the recognition our Natur-Tec technologies have received both commercially in the United States, India and Italy as well as in the scientific community through the recent awarding of two new significant NSF and DOD research grants. Our goal for fiscal 2012 is to keep NTIC and our joint ventures on track to achieve another global annual sales record."

NTIC's total operating expenses increased 23.3%, or $2,606,810, to $13,798,672 during fiscal 2011 compared to fiscal 2010 primarily as a result of an increase in research and development expense, personnel expenses and annual bonus accrual.

NTIC incurred $4,364,109 of research and development expense during fiscal 2011 compared to $3,333,683 during fiscal 2010.   These amounts represent net amounts after being reduced by reimbursements related to certain research and development contracts. Such reimbursements totaled $219,175 and $600,023 for fiscal 2011 and fiscal 2010, respectively. NTIC anticipates that it will spend between $4,300,000 and $4,500,000 in total during fiscal 2012 on research and development activities related to its new technologies.

Net income attributable to NTIC increased 50.9% to $3,900,120, or $0.89 per diluted common share, for fiscal 2011 compared to $2,583,756, or $0.61 per diluted common share, for fiscal 2010.

NTIC's working capital was $9,085,748 at August 31, 2011, including $3,266,362 in cash and cash equivalents compared to $5,918,923 at August 31, 2010, including $1,776,162 in cash and cash equivalents.

Outlook

For the fiscal year ending August 31, 2012, NTIC expects its net sales to range between $23.0 million and $24.5 million, inclusive of sales made by NTIC's majority-owned subsidiary in Brazil, and expects net income of between $4.7 million to $5.0 million, or between $1.08 and $1.14 per diluted share.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Standard Time to review its results of operations for fiscal 2011 and future outlook, followed by a question and answer session. The conference call will be available to interested parties through a live audio webcast available through NTIC's website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be available archived and accessible for at least 12 months. The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 22014479.

Financial Results

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED AUGUST 31, 2011 AND 2010

	2011	2010
NET SALES:
Net sales, excluding joint ventures	$16,594,004	$12,190,171
Net sales, to joint ventures	2,932,523	2,196,593
NET SALES	19,526,527	14,386,764

Cost of goods sold	12,768,640	9,384,866
Gross profit	6,757,887	5,001,898

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	5,536,243	3,919,084
Fees for services provided to joint ventures	6,129,979	4,690,450
	11,666,222	8,609,534

OPERATING EXPENSES:
Selling expenses	4,090,704	3,059,207
General and administrative expenses	4,343,283	3,923,103
Expenses incurred in support of joint ventures	1,000,576	875,869
Research and development expenses	4,364,109	3,333,683
	13,798,672	11,191,862

OPERATING INCOME	4,625,437	2,419,570

INTEREST INCOME	108,692	30,939
INTEREST EXPENSE	(59,541)	(97,676)
OTHER INCOME	27,300	25,094

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	4,701,888	2,377,927

INCOME TAX EXPENSE (BENEFIT)	706,000	(230,000)

NET INCOME	3,995,888	2,607,927

NET INCOME ATTRIBUTABLE TO NON CONTROLLING INTEREST	95,768	24,171

NET INCOME ATTRIBUTABLE TO NTIC	$3,900,120	$2,583,756

NET INCOME PER COMMON SHARE:
Basic	$0.90	$0.61
Diluted	$0.89	$0.61

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,325,863	4,223,605
Diluted	4,404,100	4,269,350

QUARTERLY INFORMATION (UNAUDITED)
	Fiscal Quarter Ended
	November 30	February 28	May 31	August 31
Fiscal year 2011:
Net sales	$4,098,441	$4,778,118	$5,100,778	$5,549,190
Gross profit	1,407,736	1,771,886	1,641,927	1,936,338
Income before income tax expense	1,016,874	1,141,219	1,250,155	1,293,640
Income tax expense	122,000	140,000	228,000	216,000
Net income	894,874	1,001,219	1,022,155	1,077,640

Net income per share:
Basic	$0.21	$0.22	$0.24	$0.25
Diluted	$0.21	$0.22	$0.23	$0.24

Weighted average common shares assumed outstanding:
Basic	4,264,187	4,340,934	4,343,601	4,352,558
Diluted	4,324,757	4,419,921	4,427,097	4,442,452

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. In addition, NTIC markets proprietary bio-plastic technologies under the Natur-Tec® brand. Finally, NTIC's Polymer Energy® joint venture manufactures and sells advance waste plastic to fuel conversion machines.

The Northern Technologies International Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5481

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its future financial performance and other statements that can be identified by words such as "anticipate," "expect," "intend," "continue," "potential," "outlook," "will," "would," "should" or words of similar meaning, the use of future date and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order:  NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; risks related to the European sovereign debt crisis and the related economic and political unrest in Europe; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Investor and Media Contacts:
         Matthew Wolsfeld, CFO
         NTIC
         (763) 225-6600